UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2019

WILLIAM LYON HOMES

(Exact name of registrant as specified in its charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4695 MacArthur Court, 8th Floor

Newport Beach, California 92660

(Address of principal executive offices and zip code)

(949) 833-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	WLH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 17, 2019, William Lyon Homes, a Delaware corporation (“Parent”) and William Lyon Homes, Inc., a California corporation and wholly-owned subsidiary of Parent (“California Lyon” and, together with Parent, the “Company”), entered into new employment agreements (the “New Agreements”) with each of Brian W. Doyle, Executive Vice President and Chief Operating Officer, Colin T. Severn, Senior Vice President and Chief Financial Officer, and Jason R. Liljestrom, Senior Vice President, General Counsel and Corporate Secretary, in each case providing for the executives’ continued service in such roles. The New Agreements supersede and replace the Company’s existing employment agreements with the executives (the “Prior Agreements”).

The New Agreements, each of which has an initial one-year term from the effective date which automatically renews for additional one year periods at the end of the then-current term, provide for Messrs. Doyle, Severn and Liljestrom to receive a minimum base salary of $500,000, $400,000 and $350,000, respectively. Each executive’s annual base salary is subject to increase (but not decrease) from time to time, in the sole discretion of the Compensation Committee of the Board of Directors of Parent (the “Compensation Committee”), and if increased, shall not be decreased during the remainder of the term.

Messrs. Doyle, Severn and Liljestrom are entitled under the New Employment Agreements to earn a cash bonus for each fiscal year under the senior executive bonus program established by the Compensation Committee, and shall participate at a level commensurate with his position at the Company. Annual target bonus levels will be established by the Compensation Committee in its sole discretion.

In the event of a termination of the executive’s employment due to death or disability, by the Company for “cause” or by the executive without “good reason,” the executive (or his estate) will be entitled to receive no benefits other than accrued but unpaid base salary and vacation benefits through the date of termination.

Under the New Employment Agreements, in the event of the termination of the executive’s employment by the Company without “cause,” as defined in the New Employment Agreements, or the termination by the executive of his employment for “good reason,” as defined below, the executive is entitled to receive (i) a payment equal to the product of (A) 1.0 (or 1.5 in the event such termination occurs within 12 months following a change in control or within any period during which Parent or California Lyon is party to an agreement that would result in a change in control), multiplied by (B) the sum of the executive’s annual salary plus target cash bonus at the time of his termination of employment; (ii) any deferred and unpaid bonuses; (iii) full acceleration of all equity awards in the event such termination occurs on or within 12 months following a change in control; and (iv) reimbursement for certain health benefits coverage for up to 12 months.

Each executive’s receipt of the foregoing severance benefits is conditioned on his execution of a general release in favor of the Company and his compliance with certain restrictive covenants. The New Employment Agreements also provide that the executives will be indemnified to the maximum extent permitted by applicable law.

Under the Employment Agreements, “good reason” generally includes (i) a material breach of the employment agreement by the Company (including a material reduction in authority, duties or base salary), (ii) a relocation of the executive’s or the Company’s principal place of business outside a specified area, or (iii) the occurrence of a “change in control”, as defined in the New Employment Agreements.

The foregoing summary of the New Employment Agreements is subject to, and qualified by, the complete text of the New Employment Agreements which are attached hereto as Exhibits 10.1, 10.2 and 10.3, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Employment Agreement by and among William Lyon Homes, William Lyon Homes, Inc. and Brian W. Doyle, dated as of September 17, 2019

10.2	Employment Agreement by and among William Lyon Homes, William Lyon Homes, Inc. and Colin T. Severn, dated as of September 17, 2019

10.3	Employment Agreement by and among William Lyon Homes, William Lyon Homes, Inc. and Jason R. Liljestrom, dated as of September 17, 2019

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2019

WILLIAM LYON HOMES

By:	/s/ JASON R. LILJESTROM
Name:	Jason R. Liljestrom
Its:	Senior Vice President, General Counsel and Corporate Secretary